                                                                    Exhibit 10.1

               [LETTERHEAD OF T/SF COMMUNICATIONS APPEARS HERE]


                                December 3, 1996

Mr. Michael Goodwin
45 Fieldstone Road
Stamford, CT  06902

     Re:  Employment Arrangement

Dear Mike:

     This letter is to formalize our recently agreed-to employment arrangement. Please review this carefully and, if it complies with your understanding of our agreement, please execute the enclosed copy in the space provided and return it to me as soon as possible. By executing this letter agreement, we have agreed as follows:

     1. You are employed as the President and Chief Executive Officer of the "Exposition Services Division" of T/SF Communications Corporation ("T/SF").
Such division is an "on paper" unit of T/SF composed of two corporate entities, Galaxy Registration, Inc. ("Galaxy") and Atwood Convention Publishing, Inc. ("Atwood"). As President of the "Exposition Services Division," you shall also be President and Chief Executive Officer of each of Atwood and Galaxy. From a legal standpoint, you'll become an employee of Galaxy, but will spend sufficient time at Atwood to meet your leadership obligations to that entity.

     2. Your employment will commence on December 9, 1996, and will extend through December 31, 1997, subject to termination as described below and subject to extension, on a year to year basis, by mutual agreement of the parties. We have agreed that you will take an unpaid leave for the week of December 23, 1996.

     3. As President and Chief Executive Officer of Galaxy and Atwood you will be expected to devote your full business time and attention and best efforts to their business. As President and Chief Executive Officer, you will have the authority, responsibility and accountability to supervise, manage, lead and conduct all aspects of the business of Atwood and Galaxy. This includes providing the necessary leadership, strategic direction and long range planning, as well as hiring and firing authority with respect to all of their employees and the right to determine compensation of such employees. In the performance of these duties, you will be subject at all times to the direction of the Board of Directors of each of Atwood and Galaxy and the budgets and business plan approved by such Boards of Directors, as well as to the supervision as Chairman of the Board of each of Atwood and Galaxy (currently myself). During the term of your employment, you will be a member of the Board of Directors of both Atwood and Galaxy and any other corporate entity which may become a part of the "Exposition Services Division."

Mr. Michael Goodwin
December 3, 1996
Page 2

      4.  Your compensation shall consist of the following components:

      A. A base salary of $160,000 annually ($13,333.38 per month), payable in accordance with Galaxy's normal payment schedule (appropriately pro rated for the employment time during December, 1996). You will have a bonus possibility for 1997 of up to $50,000, determined and payable as follows:

          . One-third of the maximum bonus, or $16,667, based on Atwood and Galaxy achieving their combined Plans for 1997, which Plans are currently being finalized. This will be payable based on one-half of the bonus being paid if Galaxy and Atwood achieve 90% of their combined Plan with each additional 1% (up to 100%) of the amount of Plan achieved over 90% earning an additional 5% of this possible bonus amount. Thus, for example, if they earned 95% of their combined Plan, you would receive 75% of this portion of the bonus, or $12,500.

          . An additional one-third of the maximum bonus, or $16,667, based on Atwood and Galaxy, on a combined basis, exceeding their combined 1997 Plan. This will be payable based on 5% of this portion of the bonus being payable for each 1% over Plan achieved by Atwood and Galaxy on a combined basis. For example, if Atwood and Galaxy, on a combined basis, exceed their combined Plans by 10%, you would receive 50% of this bonus amount or $8,333. One hundred percent of this bonus amount is achieved at 120% of the combined Plans.

          . The remaining one-third, or $16,667, will be discretionary and determined by me, as Chairman of the Board of Atwood and Galaxy. It is intended that we will have discussions during the course of the year to flesh out specific "MBO's" that can be guideposts to measuring the achievement of this bonus potential.

          . For purposes of determining bonus, "achieving Plan" means achieving the operating income number, pre-tax, for Atwood and Galaxy on a combined basis determined under our historical accounting practices. Bonuses are payable within 90 days after the end of the year to allow for final accounting adjustments.

      B. For 1997, we guarantee you a minimum bonus of $20,000 (the "Guaranteed Bonus"), which will be reduced by any amount earned under the bonuses described in A above. For example, if a total bonus of $15,000 is earned under A, you will receive $5,000 of the Guaranteed Bonus. If, however, $20,000 or

Mr. Michael Goodwin
December 3, 1996
Page 3

          more is earned as a bonus under A, nothing will be paid from the Guaranteed Bonus.

      C. At the next meeting of the Board of Directors of T/SF anticipated to be held in January, 1997, you will be granted options on 20,000 shares of Common Stock of T/SF on the following terms:

          . The options will be granted at a strike price equal to the market value of the T/SF Common Stock on the date the options are granted.

          . The options will be issued under T/SF's 1994 Incentive Stock Plan, a copy of which is enclosed for your information.

          . The options will vest 100% on the date which is three years following the date of grant.

      D. All payments to you will be made subject to normal deductions, including social security and other withholding taxes.

      E. You will be entitled to participate in Galaxy's group medical and hospitalization insurance plan and any other group insurance or general employee benefit plans, such as 401(k) plan, provided by Galaxy, upon the same terms as all other employees of Galaxy.

      F. In addition to the compensation described above, you will be entitled to reimbursement of your actual out-of-pocket expenses incurred in the conduct of the business of Atwood and Galaxy, including, but not limited to, appropriate professional dues and travel and entertainment expenses related to the business of Atwood and Galaxy, all of which expenses will be limited to ordinary and necessary items and which will be supported by vouchers, receipts or similar documentation to the extent practicable and as required by law.

      G. It is recognized that you currently live in Connecticut and do not intend to move your family until the summer of 1997. Accordingly, through August 31, 1997, Galaxy will reimburse you from time to time for hotel or apartment expenses for time spent in the Frederick, Maryland, area, as well as reimbursing you for hotel or apartment expenses in the Overland Park, Kansas, area when visiting Atwood. All such expenses shall be reasonable and subject to discussion with the Chairman of the Board of Galaxy. In addition, Galaxy

Mr. Michael Goodwin
December 3, 1996
Page 4

          will reimburse you for the reasonable cost of relocating your family to the Frederick, Maryland, area during the summer of 1997.

      H. You will be entitled to an annual vacation of an aggregate of 15 work days per year, with pay, at such times as will not unduly interfere or hamper the operation of Atwood's and Galaxy's business and subject to Galaxy's normal vacation policies.

   5. This employment arrangement may be terminated only upon the occurrence of one or more of the following events and, in the event of any such termination, you will receive those amounts set forth below:

      A. By Galaxy upon your permanent disability or a temporary disability for a period in excess of four consecutive months or for six months in any one year. For this purpose, "disability" means any physical or mental disability rendering you unable to perform substantially all of your usual duties and responsibilities. Disability will be determined by a medical doctor selected by you and us together. In the event of termination pursuant to this provision, you will be entitled to the compensation and benefits provided in any long term disability insurance policy, if any, maintained by Galaxy and Galaxy will continue the payment of your base salary, at the monthly rate in effect as of the date of disability, for a period of the greater of six months or through December 31, 1997, plus the payment of the Guaranteed Bonus on March 31, 1998.

      B. Upon your death, in which event Galaxy will continue the payment of your base salary, at the monthly rate in effect as of the date of death, for the later of six months or December 31, 1997, plus the payment of the Guaranteed Bonus on March 31, 1998. Such amounts shall be paid to your estate or designated beneficiary. You will also be entitled to the benefit of any life insurance maintained on your behalf by Galaxy in keeping with normal benefit plans for all employees of Galaxy.

      C. You have the right to terminate this agreement in the event of a substantial breach of this agreement by Galaxy, T/SF or Atwood. To effect termination by reason of a substantial breach, you must give notice to the President of T/SF detailing the nature of the breach and we will have 30 days (10 days in the case of a non-payment breach) of receipt of such notice to cure the problem. In the event of your termination of this agreement for a substantial breach, you will be entitled to receive your base salary, at the then monthly amount, through the later of twelve months after the termination or December 31, 1997, and to receive the payment of the Guaranteed Bonus on March 31, 1998.

Mr. Michael Goodwin
December 3, 1996
Page 5

      D. Galaxy may terminate this agreement for any reason. If this agreement is terminated other than "for cause," you shall be entitled to receive a severance payment equal to 12 months salary (plus, as to 1997, the Guaranteed Bonus) on March 31, 1998 at the then current monthly base pay. This severance right shall continue during your entire employment by Galaxy, even after December 31, 1997, unless superseded by a written agreement executed by you and T/SF. If your employment is terminated "for cause," you will be entitled to severance pay equal to one month's base pay. For this purpose, "for cause" shall only mean one of the following:

          . Your material breach of your duties or obligations under the terms and provisions of this Agreement;

          . Your dishonesty, fraud, misappropriation or embezzlement in the course of, related to or connected with, the business of Atwood, Galaxy or T/SF;

          .  Your conviction of a felony; or

          . Your failure to act in accordance with the directions and guidelines established from time to time by the Board of Directors and/or the Chairman of the Board of Atwood or Galaxy, provided that such directions and guidelines are put in place to meet Atwood's, Galaxy's or T/SF's legitimate business objectives.

          Prior to termination of this Agreement "for cause," you will be given written notice detailing the nature of the "for cause" and, except in the case of termination for conviction of a felony or employee dishonesty, fraud, misappropriation or embezzlement, you shall have 30 days from the date of receipt of such notice to cure the issues. Your failure to cure the same within such 30 days will give Galaxy the right to proceed with the termination.

    6. You agree that during or subsequent to your employment with Atwood, Galaxy and T/SF, you will not divulge, disclose or make accessible to any person or company any knowledge or information, customer or client information, processes, trade secrets, plans or material with respect to any secret, confidential or sensitive research or development work, business plans, products or production methods of Atwood, Galaxy or T/SF, except as may be necessary in the furtherance and conduct of their business as an employee of theirs during the period you are so employed.

Mr. Michael Goodwin
December 3, 1996
Page 6

    If the foregoing correctly sets forth your understanding of our agreement, please execute in the space provided below and return one copy for our files.

                                 Yours very truly,

                                 T/SF COMMUNICATIONS CORPORATION

                                 /s/ Howard G. Barnett, Jr.

                                 Howard G. Barnett, Jr.
                                 Chairman, President and Chief Executive Officer
                                      "T/SF"

                                 GALAXY REGISTRATION, INC.

                                 /s/ Howard G. Barnett, Jr.

                                 Howard G. Barnett, Jr.
                                 Chairman of the Board and Chief Executive
                                      Officer "Galaxy"

                                 ATWOOD CONVENTION PUBLISHING, INC.

                                 /s/ Howard G. Barnett, Jr.

                                 Howard G. Barnett, Jr.
                                 Chairman of the Board and Chief Executive
                                      Officer "Atwood"


                                 /s/ Michael Goodwin
                                 -----------------------------------------------
                                 MICHAEL GOODWIN
                                      "Employee"